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                                                                Exhibit 99.5

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECURITIES EXCHANGE AND PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 30, 2003, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND THE OTHER PARTIES REFERRED TO THEREIN, AS AMENDED AND MODIFIED FROM TIME TO TIME, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO AN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT DATED AS OF SEPTEMBER 30, 2003, AMONG THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY REFERRED TO THEREIN, AS AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH INVESTOR RIGHTS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT DATED JUNE 30, 2003, BY AND AMONG ALLIANCE BANK, DOLPHIN COMMUNICATIONS FUND II, L.P. AND DOLPHIN COMMUNICATIONS PARALLEL FUND II (NETHERLANDS), L.P.

                           VITALSTREAM HOLDINGS, INC.

                AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

DATE OF ISSUANCE: SEPTEMBER 30, 2003               PRINCIPAL AMOUNT: $988,900.00

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                  VitalStream Holdings, Inc., a Nevada corporation (the
"Company"), hereby promises to pay to the order of Dolphin Communications Fund II, L.P. (the "Holder"), or its registered assigns, the principal amount of $988,900.00, together with all accrued and unpaid interest (including Pre-Issuance Interest) thereon calculated as set forth herein on or before the earlier to occur of (a) January 15, 2025 and (b) the consummation of any Authorized VitalStream Sale Transaction to or with a Person or Persons other than Dolphin or a Dolphin Affiliate (the "Maturity Date"), subject to, and in accordance with, the provisions of this Note.

                  This Note was issued pursuant to a Securities Exchange and Purchase Agreement dated as of September 30, 2003 (as amended and modified from time to time, the "Exchange and Purchase Agreement"), by and among the Company and the other parties referred to therein, and this Note is one of the "Amended and Restated Notes" referred to in the Exchange and Purchase Agreement.

                  The obligations of the Company under this Note are guaranteed by the VitalStream Subsidiaries pursuant to an Amended and Restated Guaranty dated as of the date hereof (as amended and modified from time to time, the "Guaranty"), by and among the Company, and each VitalStream Subsidiary and reference is made to such Guaranty for the terms and conditions governing the guaranty of the obligations of the Company under this Note.

                  The obligations of the Company under this Note are secured by certain of the assets of the Company and the VitalStream Subsidiaries pursuant to an Amended and Restated Security Agreement dated as of the date hereof (as amended and modified from time to time, the "Security Agreement"), by and among the Company, and each VitalStream Subsidiary and reference is made to such Security Agreement for the terms and conditions governing the security interest securing this Note, including the termination provision with respect to such security contained therein.

                  Except as defined in Section 9 or unless otherwise indicated herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Exchange and Purchase Agreement.

                  1. Interest.

                  (a) Accrual of Interest.

                  (i) Pre-Issuance. As of the Date of Issuance first set forth above, interest (the "Pre-Issuance Interest") shall be deemed to have accrued daily on the initial principal amount during the period commencing on June 30, 2003 and continuing until the Date of Issuance first set forth above at a rate of ten percent (10%) per annum (computed on the basis of a 365 or 366 day year, as the case may be, and the actual number of days elapsed in any year), or (if less) at the highest rate then permitted under applicable law and for all purposes hereunder shall be deemed to be outstanding until paid in accordance with the terms of this Note.

                  (ii) Post-Issuance. Except as otherwise expressly provided in Section 4(b), interest shall accrue at the end of each calendar month on the outstanding principal amount of this Note and accrued but unpaid interest (including Pre-Issuance Interest) under this Note,

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during the period commencing on the Date of Issuance first set forth above and continuing (except in the event of an Event of Default as set forth in Section 4(b)) until January 15, 2006 at a rate of seven percent (7%) per annum (computed on the basis of a 365 or 366 day year, as the case may be, and the actual number of days elapsed in any year), or (if less) at the highest rate then permitted under applicable law. Following January 15, 2006, interest shall not accrue under this Note (except in the event of an Event of Default as set forth in Section 4(b)).

                  (b)      Payment of Interest.

                  (i) Payment In Full. The Company shall pay to the Holder all accrued but unpaid interest (including Pre-Issuance Interest) under this
Note in cash upon the earliest to occur of (A) the Maturity Date, (B) the Prepayment Date, and (C) upon demand from the Holder, following the occurrence of an Event of Default.

                  (ii) Conversion Into Conversion Preferred. Upon conversion of any portion of the outstanding principal amount of this Note into shares of Conversion Preferred pursuant to Section 5(a)(i)(B) of this Note, all Unconverted Interest on the amount converted shall automatically convert into an Accrued Dividend (as defined in the Certificate of Designation with respect to the Conversion Preferred) with a dollar amount equal to the amount of such Unconverted Interest.

                  (iii) Conversion Into A Preferred Equity Security. Upon conversion of any portion of the outstanding principal amount of this Note into shares of a Preferred Equity Security pursuant to Section 5(a)(i)(C) of this Note, (A) if the Preferred Equity Security provides for the payment of a dividend, the Unconverted Interest on the amount converted shall convert into an accrued dividend right with a dollar amount equal to the amount of such Unconverted Interest, (B) if the Preferred Equity Security does not provide for payment of a dividend, the Unconverted Interest on the amount converted shall be payable by the Company on the date of conversion into such Preferred Equity Security into Common Stock in cash or, at the discretion of the Company, a number of shares of Common Stock equal to the amount of the Unconverted Interest divided by the Preferred Equity Price of such Preferred Equity Securities then in effect.

                  (iv) Conversion Into Common Stock. Upon conversion of any portion of the outstanding principal amount of this Note into shares of Conversion Stock pursuant to Section 5(a)(i)(A) or Section 5(a)(ii) of this Note, the Unconverted Interest on the amount converted shall be payable by the Company on the date of conversion of this Note into Conversion Stock in cash or, at the discretion of the Company, a number of shares of Common Stock equal to the amount of such Unconverted Interest divided by the Conversion Price then in effect.

                  (v) Prepayment of Accrued Interest. As authorized by the Board of Directors, the Company may pay to the Holder in cash all, or less than all, accrued but unpaid interest at any time prior to the Maturity Date.

                  2. Principal Payment.

                  (a) Payment. The Company shall pay the principal amount of $988,900.00 (or such lesser principal amount then outstanding) to the Holder of this Note on the Maturity Date,

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together with all accrued and unpaid interest (including Pre-Issuance Interest)
on the principal amount being repaid.

                  (b) Prepayment

                  (i) General. The principal amount of this Note is not prepayable except as expressly provided in this Section 2(b). At any time following the one-year anniversary of the Date of Issuance first set forth above, the Company may prepay (the "Prepayment") all, but not less than all, of the outstanding principal amount of the Notes outstanding on the Prepayment Date (as defined below) together with all accrued and unpaid interest (including Pre-Issuance Interest) on such outstanding principal amount for an amount equal to the aggregate Prepayment Price of such Notes in accordance with, and pursuant to, the provisions of this Section 2(b).

                  (ii) Prepayment Notice and Officer's Certificate. If the Company elects to make the Prepayment, the Company shall deliver to each Holder of a Note at least forty-five (45) days prior to the date on which the Prepayment is to be consummated (the date on which such Prepayment is to be consummated, the "Prepayment Date") (A) a written notice (a "Prepayment Notice") of such election and (B) in the event the Prepayment Date is on or before the third anniversary of the Closing Date an Officer's Certificate, dated as of the date of the Prepayment Notice, stating that, as of such date, (1) the Company's Indebtedness to EBITDA Ratio is less than or equal to 2 and (2) the Company's Prepayment Current Ratio is greater than or equal to 1.5. The Prepayment Notice shall set forth (x) the Prepayment Date, (y) instructions regarding submission of wiring instructions by the Holder and tender of the Note(s) and (z) any other information the Company deems necessary or expedient in order to facilitate closing of the prepayment. Upon the delivery of the Prepayment Notice, the Company shall be obligated to purchase from each Holder of a Note outstanding on the Prepayment Date such Note at the Prepayment Price of such Note in accordance with, and pursuant to, the provisions of this Section 2(b).

                  (iii) Closing of the Prepayment. If the Company has elected to make the Prepayment pursuant to this Section 2(b), subject to Section 2(b)(iv) of this Note, the closing (the "Prepayment Closing") of the Prepayment shall take place at the principal executive offices of the Company commencing at 9:00 a.m. local time on the Prepayment Date. At the Prepayment Closing, each Holder of a Note then outstanding shall deliver to the Company the Note or Notes held by such Holder, upon payment by the Company of the Prepayment Price of such Note or Notes to such Holder by a cashier's or certified check, or by wire transfer of immediately available funds to such Holder. Any Prepayment of a Note shall not be deemed to have been effected until the Holder of such Note has received the Prepayment Price of such Note in accordance with this Section 2(b).

                  (iv) Conditions Precedent to Prepayment. If the Company has elected to make the Prepayment pursuant to this Section 2(b), the obligation of each Holder of a Note to deliver the Note(s) then held by such Holder to the Company at the Prepayment Closing shall be subject to the fulfillment at or prior to the Prepayment Closing of each of the following conditions, any and all of which may be waived in whole or in part in writing by such Holder to the extent permitted by applicable law:

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                           (A)      The Company shall have duly adopted,
         executed and filed with the Secretary of State of Nevada the Certificate of Designation which shall set forth the powers, preferences and rights establishing the terms and the relative rights and preferences of the Conversion Preferred and the Company shall not have adopted or filed any other document designating terms, relative rights or preferences of the Conversion Preferred. The Certificate of Designation shall be in full force and effect as of the Prepayment Date under the laws of the State of Nevada and shall not have been amended or modified.

                           (B) In the event the Prepayment Date is on or before the third anniversary of the Closing Date, as of the Prepayment Date, (1) the Company's Indebtedness to EBITDA Ratio shall be less than or equal to 2 and (2) the Company's Prepayment Current Ratio shall be greater than or equal to 1.5 and the Company shall have delivered to each Holder an Officer's Certificate, dated as of the date of the Prepayment Date, to that effect.

                           (C) The Company shall have tendered at the Prepayment Closing the Prepayment Price of all of the Notes then outstanding (including the Note or Notes then held by such Holder).

                  (v) Optional Conversion in Lieu of Prepayment. Notwithstanding the Company's right of Prepayment set forth in this Section 2(b), following the receipt of a Prepayment Notice by the Holder of a Note such Holder shall have the right to exercise its right to convert all or any portion of the outstanding principal amount of this Note (but not any accrued and unpaid interest) pursuant to, and in accordance with, the provisions of Section 5 of this Note at any time on or before the day immediately prior to the date (the "Final Prepayment Conversion Date") which is 3 days immediately prior to the Prepayment Date. The principal amount outstanding under this Note not converted prior to the Final Prepayment Conversion Date pursuant to, and in accordance with, the provisions of Section 5 of this Note shall be subject to Prepayment on the Prepayment Date. Notwithstanding the foregoing, if the Company does not consummate the Prepayment on the Prepayment Date in accordance with the terms of
Section 2(b) of this Note, the Holder shall have the right to exercise its right to convert all or any portion of the outstanding principal amount of this Note pursuant to, and in accordance with, the provisions of Section 5 of this Note at any time after the Prepayment Date.

                  (vi) Expenses. If the Company has elected to make the Prepayment pursuant to this Section 2(b), the Company shall pay, and hold the Holders harmless against, the reasonable fees and expenses incurred by the Holders in connection with their determination whether to convert the Notes or accept the Prepayment Price for such Notes, which determination shall include such Holders' due diligence review of the Company and the VitalStream Subsidiaries and the reasonable fees of one counsel selected by the Holders of a majority of the outstanding principal amount of the Notes; provided, however, the Company shall not be required to pay in excess of $10,000 pursuant to this
Section 2(b)(vi). The Company shall reimburse the Holders of the Notes the fees and expenses described in this Section 2(b)(vi) on the Prepayment Date (regardless of whether any Notes are then outstanding on the Prepayment Date).

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                  3. Pro Rata Payment. All payments (whether for principal,
interest (other than upon conversion) or otherwise) to the Holder of this Note, the Holders of any other Notes issued pursuant to the Exchange and Purchase Agreement and the Holders of any other Notes issued upon the exchange or transfer of any portion of the outstanding principal amount of such Notes shall be made pro rata among such Holders based upon the aggregate unpaid or unconverted principal amount of the Note(s) held by each such Holder. If any Holder of a Note obtains any payment (whether voluntary, involuntary or otherwise) of principal, interest or other amount with respect to any Note in excess of such Holder's pro rata share of such payments obtained by all Holders of the Notes (other than as expressly provided herein), by acceptance of a Note each such Holder agrees to purchase from the other Holders of the Notes a participation in the Notes held by them as is necessary to cause such Holders to share the excess payment ratably among each of them as provided in this Section 3.

                  4. Events of Default.

                  (a) Definition. For purposes of this Note, an "Event of Default" shall be deemed to have occurred if:

                  (i) the Company does not consummate the Prepayment on the Prepayment Date in accordance with the terms of Section 2(b) of this Note;

                  (ii) the Company does not pay when due and payable (whether at maturity or otherwise) the full amount of interest (including any Pre-Issuance Interest) then accrued on this Note or the full amount of the outstanding principal amount of this Note and such amount remains unpaid for five (5) business days after notice to the Company by any Holder of a Note;

                  (iii) the Company does not perform or observe any other material covenant of the Company contained in this Note, the Exchange and Purchase Agreement or any Transaction Agreement and such failure continues for a period of thirty (30) days after notice to the Company by any Holder of Notes;

                  (iv) the Company or any VitalStream Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or such VitalStream Subsidiary bankrupt or insolvent; or any order for relief with respect to the Company or such VitalStream Subsidiary is entered under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction (a "Bankruptcy Law"); or the Company or such VitalStream Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or such VitalStream Subsidiary, or of any substantial part of the assets of the Company or such VitalStream Subsidiary, or commences any proceeding relating to the Company or such VitalStream Subsidiary under any Bankruptcy Law; or any such petition or application is filed, or any such proceeding is commenced, against the Company or such VitalStream Subsidiary and either (A) the Company or any such VitalStream Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 20 days; or

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

                  (v) (a) any representation, warranty or information contained in the Exchange and Purchase Agreement or any of the other Transaction Agreements or required to be furnished to the Holder of this Note pursuant to the Exchange and Purchase Agreement or any of the other Transaction Agreements, or any writing required to be furnished by the Company to the Holder of this Note, is false or misleading in any material respect on the date made or furnished (for purposes of this Section 2(b)(v), any representation, warranty or information that is false or misleading and results in an aggregate amount of Liabilities to the Company and the Company's Subsidiaries or diminution in value of their assets or securities (when compared with their value had such representation, warranty or information not been false or misleading) of more than $200,000 shall be deemed to be false or misleading in any material respect), and (b) the Company receives a written notice from the Holder at any time prior to the nine (9) month anniversary of the Closing Date (except with respect to representations and warranties contained in Section 7A, 7B, 7P, 7R and 7U of the Exchange and Purchase Agreement, in which case it shall be at any time prior to sixty (60) days after the expiration of all applicable statute of limitations) identifying such false or misleading representation, warranty or information.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

                  (b) Consequences of Events of Default.

                  (i) If any Event of Default occurs prior to January 15, 2006, the interest rate on this Note shall increase immediately by an increment of two percent (2%) (i.e., 200 basis points) to the extent permitted by applicable law. Thereafter, until such time as no Event of Default exists (and regardless of whether January 15, 2006 has passed), the interest rate on this Note shall increase automatically at the end of each succeeding 30-day period by an additional increment of two percent (2%) (i.e., 200 basis points) to the extent permitted by applicable law, provided, however, that in no event shall the interest rate on this Note increase pursuant to this Section 4(b)(i) to a rate in excess of sixteen percent (16%) (i.e., 1600 basis points). Any increase of the interest rate on this Note resulting from the operation of this Section 4(b)(i) shall terminate as of the close of business on the date on which no Events of Default exist (subject to subsequent increases pursuant to this Section 4(b)(i)) and, if such date is after January 15, 2006, interest shall cease to accrue.

                  (ii)     If an Event of Default of the type described in
Section 4(a)(iv) has occurred, the principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the Holder of this Note, and the Company shall immediately pay to the Holder of this Note all amounts due and payable with respect to this Note.

                  (iii) If any Event of Default (other than an Event of Default of the type described in Section 4(a)(iv)), has occurred and is continuing, the Holders of a majority of the principal amount of Notes outstanding may declare all or any portion of the outstanding principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of this Note (together with all such other amounts then due and payable). If such Holders demand any such immediate payment, then the Company will immediately pay to the Holder all amounts due and payable with respect to this Note.

                  (iv) Each Holder shall also have any other rights which such Holder may have been afforded under any contract or agreement at any time and any other rights which such Holder may have pursuant to applicable law.

                  (v) The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Holder of this Note may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

                  5. Conversion.

                  (a) Right to Convert; Initial Conversion Price; Preferred Equity Price.

                  (i)      Voluntary Conversion.

                           (A) At any time and from time to time prior to the payment of this Note in full, subject to Section 2(b)(v) of this Note, the Holder of this Note may convert all or any portion of the outstanding principal amount of this Note (but not any accrued and unpaid interest) into a number of shares of the Conversion Stock (excluding any fractional share) determined by dividing (1) the principal amount designated by such Holder to be converted by (2) the Conversion Price then in effect. The initial Conversion Price shall be equal to (i) 0.85 multiplied by (ii) $1,100,000 divided by the difference between (a) the Fully Diluted Outstanding Common Stock divided by 0.868 minus (b) the Fully Diluted Outstanding Common Stock.

                           (B) At any time and from time to time prior to the payment of this Note in full (including after the receipt of a Prepayment Notice and prior to the Final Prepayment Conversion Date), the Holder of this Note may convert all or any portion of the outstanding principal amount of this Note (but not any accrued and unpaid interest) into a number of shares of Conversion Preferred (excluding any fractional share) determined by dividing (1) the principal amount designated by such Holder to be converted by (2) the Series B Liquidation Value (as defined in the Certificate of Designation).

                           (C) If, at any time after the Closing Date and prior to the payment of this Note in full (including after the receipt of a Prepayment Notice and prior to the Final Prepayment Conversion Date), the Company issues any Preferred Equity Securities, then, subject to
         Section 2(b)(v) of this Note, at any time and from time to time prior to the payment of this Note in full, the Holder of this Note may convert all or any portion of the outstanding principal amount of this Note (but not any accrued and unpaid interest) into a number of shares of any such Preferred Equity Securities (excluding any fractional share) determined by dividing the principal amount designated by such Holder to be converted by the Preferred Equity Price of such Preferred Equity Securities then in effect. Notwithstanding the foregoing, if, in connection with the issuance of any Preferred Equity Securities, the Company also issues other Equity Securities and/or Debt Securities (such other Equity Securities and/or Debt Securities hereinafter referred to as "Other Company Securities"), the Holder shall, upon conversion pursuant to this Section 5(a)(i)(C), receive, at the same price (subject to adjustment as provided herein) and on the same terms as the purchasers of such Preferred Equity Securities and Other Company Securities, the amount of such Preferred Equity Securities and each Other Company Security issued in connection therewith (such amount of Preferred Equity Securities and Other Company Security to be in the same relative proportions as purchased by such purchasers) that the Holder of this Note would have received had the Holder of this Note paid an amount equal to the outstanding principal amount of this Note that the Holder of this Note is converting.

                  (ii)     Required Conversion.

                           (A) If, at any time prior to the payment of this Note in full the Conversion Stock becomes a Listed Security, the Holder shall be required, within twenty (20) business days of receiving written notice from the Company containing evidence reasonably satisfactory to Holder that the Conversion Stock has become a Listed Security, to exercise the Holder's conversion rights set forth in one of Section 5(a)(i)(A), Section 5(a)(i)(B) or Section 5(a)(i)(C) of this Note with respect to all of the outstanding principal amount of this Note (but not any accrued and unpaid interest). If the Holder does not provide the Company written notice exercising the Holder's conversion rights set forth in one of Section 5(a)(i)(A), Section 5(a)(i)(B) or
         Section 5(a)(i)(C) of this Note with respect to all of the outstanding principal amount of this Note or notice that the Holder is not reasonably satisfied that the Conversion Stock has become a Listed Security, within such twenty (20) business day period, the Holder shall be deemed, effective upon the expiration of such twenty (20) business day period, without any action on the part of the Holder or the Company, to have exercised the Holder's conversion rights set forth in
         Section 5(a)(i)(B) with respect to all of the outstanding principal amount of this Note.

                           (B) If, at any time prior to the payment of this Note in full the Company has submitted an application for the Conversion Stock to become a Listed Security and the Company has received conditional approval from the entity to which the application to become a Listed Security is made (the "Securities Exchange") of the application for listing conditioned upon the conversion of the Notes to an Equity Security, the Holder shall be required prior to the twentieth
         (20th) business day following the Holder's receipt of written notice from the Company containing evidence reasonably satisfactory to Holder that conditional approval has been received from the Securities Exchange to exercise the Holder's conversion rights set forth in one of
         Section 5(a)(i)(A), Section 5(a)(i)(B) or Section 5(a)(i)(C) of this Note with respect to all of the outstanding principal amount of this Note (but not any accrued and unpaid interest). Subject to the last sentence of this subsection (B) if the Holder does not provide the Company written notice exercising the Holder's conversion rights set forth in one of Section 5(a)(i)(A), Section 5(a)(i)(B) or
         Section 5(a)(i)(C) of this Note with respect to all of the outstanding principal amount of this Note or notice that the Holder is not reasonably satisfied that conditional approval has been received from the Securities Exchange within such twenty (20) business day period, the Holder shall be deemed to have exercised the Holder's conversion rights set forth in Section 5(a)(i)(B) with respect to all of the outstanding principal amount of this Note. If the conditional approval from the Securities Exchange of the Company's application for the Conversion Stock to become a Listed Security is conditioned upon the occurrence of events in addition to conversion of the Notes to an Equity Security, the date the holders shall be required to exercise (or deemed to have exercised) the Holder's conversion rights set forth in one of Section 5(a)(i)(A), Section 5(a)(i)(B) or Section 5(a)(i)(C) of this Note with respect to all of the outstanding principal amount of this Note (but not any accrued and unpaid interest) as set forth above shall be the later to occur of (1) the twentieth (20th) business day following the Holder's receipt of written notice from the Company containing evidence reasonably satisfactory to Holder that conditional approval has been received from the Securities Exchange, and (2) the date that all conditions precedent to the Conversion Stock becoming a Listed Security in additional to conversion of the Notes to an Equity Security have occurred (or will, pursuant to an escrow arrangement or otherwise, occur simultaneously with the conversion of the Notes).

                  (b) Conversion Procedure.

                  (i) The Holder of this Note may exercise its right to convert all or any portion of the outstanding principal amount of this Note (but not any accrued and unpaid interest) pursuant to Section 5(a) by delivering written notice to the Company setting forth (A) the outstanding principal amount of the Note that the Holder of this Note desires to convert (except with respect to a conversion mandated under Section 5(a)(ii), in which case conversion of all outstanding principal is required), (B) whether the conversion shall be in accordance with Section 5(a)(i)(A), Section 5(a)(i)(B), Section 5(a)(i)(C),
Section 5(a)(ii)(A) or Section 5(a)(ii)(B) and (C) with respect to a conversion pursuant to which the Holder has the option of converting into a Preferred Equity Security, if the Company has issued more than one class or series of Preferred Equity Securities, the class or series of Preferred Equity Securities into which the Holder of this Note desires to convert the Note. Except as otherwise expressly provided herein, each conversion of this Note shall be deemed to have been effected as of the close of business on the date on which this Note has been surrendered for conversion at the principal office of the Company (which, with respect to a conversion under Section 2(b)(v) shall be the Prepayment Date). At such time as such conversion has been effected, the rights of the Holder of this Note as such Holder to the extent of the conversion shall cease, and the Person or Persons in whose name or names any certificate or certificates for (1) shares of Conversion Stock are to be issued upon such conversion pursuant to Section 5(a)(i)(A) or Section 5(a)(ii), shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby as of the date of such conversion, (2) shares of Preferred Equity Securities (and, if applicable, the Other Company Securities) are to be issued upon such conversion pursuant to Section 5(a)(i)(C) shall be deemed to have become the holder or holders of record of the shares of Preferred Equity Securities (and, if applicable, the Other Company Securities) represented thereby as of the first date on which the Company issued such Preferred Equity Securities (and, if applicable, the Other Company Securities) or (3) shares of Conversion

Preferred are to be issued upon such conversion pursuant to Section 5(a)(ii)(B) shall be deemed to have become the holder or holders of record of the shares of Conversion Preferred represented thereby as of the date of such conversion; provided, however, for purposes of rights relating to voting, dividends or interest with respect to any Preferred Equity Securities (and, if applicable, the Other Company Securities) only, such date shall be the date of such conversion.

                  (ii) Notwithstanding any other provision hereof, if a conversion of all or any portion of this Note is to be made in connection with a registered public offering, a sale of the Company, the Conversion Stock becoming a Listed Security or any other transaction or any other event, the conversion of any portion of this Note may, at the election of the Holder hereof, be conditioned upon the simultaneous consummation of the public offering, the sale of the Company or the Conversion Stock becoming a Listed Security, in which case such conversion shall not be deemed to be effective until the consummation of such transaction or such event.

                  (iii) As soon as possible after a conversion has been effected (but in any event within five (5) business days in the case of clause
(A) below), the Company shall deliver to the converting Holder:

                           (A) a certificate or certificates representing the number of shares of Conversion Stock, Preferred Equity Securities (and, if applicable, the Other Company Securities) or Conversion Preferred (excluding any fractional shares) issuable by reason of such conversion in such name or names and such denomination or denominations as the converting Holder has specified;

                           (B) payment in an amount equal to the sum of the amount payable under Section 5(b)(iv); and

                           (C) a new Note representing any portion of the principal amount which was represented by this Note which was not converted.

                  (iv) If any fractional share of Conversion Stock, Preferred Equity Securities (or, if applicable, Other Company Securities) or Conversion Preferred would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the Market Price of such fractional share as of the date of such conversion.

                  (v) The issuance of certificates for shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred upon conversion of this Note shall be made without charge to the Holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Conversion Stock Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to insure that the Conversion Stock, Preferred Equity Securities (and, if applicable, the Other Company Securities) or issuable with respect to such conversion shall be validly issued, fully paid and non-assessable and free from all liens and charges with respect to the issuance thereof.

                  (vi) The Company shall not close its books against the transfer of Conversion Stock, Preferred Equity Securities (or, if applicable, Other Company Securities) or Conversion Preferred issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note. The Company shall assist and cooperate with any Holder of this Note required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by the Company).

                  (vii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred, solely for the purpose of issuance upon the conversion of the Notes, such number of shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred issuable upon the conversion of all outstanding Notes. All shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

                  (c) Conversion Price.

                  (i) In order to prevent dilution of the conversion rights granted under Section 5(a)(i)(A), the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5(c).

                  (ii) If and whenever after the Closing Date, the Company issues or sells, or in accordance with Section 5(d) is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such time, then immediately upon such issuance or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issuance or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale, plus (2) the consideration, if any, received by the Company upon such issuance or sale by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale; provided that no adjustment shall be made in the Conversion Price as a result of any issuance (or, in accordance with Section 5(d) any deemed issuance or sale) of shares of its Common Stock: (A) which are included in the calculation of the number of shares of Fully Diluted Outstanding Common Stock, (B) upon issuance of any Notes, New Preferred or Conversion Preferred issued pursuant to the Exchange and Purchase Agreement, (C) upon issuance of any Warrants, (D) upon conversion of any Notes, New Preferred or Conversion Preferred issued pursuant to the Exchange and Purchase Agreement (or upon issuance or conversion of any Conversion Preferred or other Preferred Equity Securities issuable upon conversion of any Notes issued pursuant to the Exchange and Purchase Agreement), (E) upon exercise of any Warrants, (F) upon exercise of any Options or conversion of any Convertible Securities outstanding on January 15, 2003, (G) to the directors or employees of, or consultants to, the Company and the VitalStream Subsidiaries pursuant to stock option plans and stock ownership plans approved by the Company's board of directors (including any shares of its Common Stock issued or issuable upon exercise of Options granted pursuant to such plans), up to an aggregate of 8,000,000 shares of Common Stock (including any shares of its Common Stock issued (or, in accordance with Section 5(d) any deemed issuance or sale) pursuant to such plans before, on or after the Closing
Date) (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock), (H) as a dividend or other distribution on the outstanding shares of its Common Stock (provided such dividend or other distribution causes an adjustment to the Conversion Price pursuant to Section 5(e)), (I) in connection with a stock split or subdivision of its outstanding Common Stock (provided such stock split or subdivision causes an adjustment to the Conversion Price pursuant to Section 5(e)), or (J) in connection with equipment lease financing transactions, real estate leasing transactions, strategic partnering arrangements and other similar transaction provided such issuances are (1) approved by the Company's board of directors and (2) primarily for purposes other than an Equity Securities or Debt Securities financing (including any shares of its Common Stock issued or issuable upon exercise of Options or conversion of Convertible Securities granted in connection therewith).

                  (d) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 5(c), the following shall be applicable:

                  (i) Issuance of Rights or Options. If the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 5, the "price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing
(A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such

Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                  (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 5, the "price per share for which Common Stock is issuable upon conversion or exchange thereof" is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5(d), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security, or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment of the Conversion Price would result in an increase in the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given to all Holders of the Notes. For purposes of this Section 5(d), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of this Note are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

                  (iv) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the

Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Company and the Holders of a majority of the outstanding principal amount of the Notes. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Holders of a majority of the outstanding principal amount of the Notes. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

                  (v) Integrated Transactions. In case any Option is issued in connection with the issuance or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued without consideration.

                  (vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                  (vii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (e) Subdivision or Combination. If, after the Closing Date, the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock or Preferred Equity Securities into a greater number of shares, each of the Conversion Price and the Preferred Equity Price in respect of such class of Preferred Equity Securities in effect immediately prior to such subdivision shall be proportionately reduced, and if, after the Closing Date, the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock or Preferred Equity Securities into a smaller number of shares, each of the Conversion Price and the Preferred Equity Price in respect of such class of Preferred Equity Securities in effect immediately prior to such combination shall be proportionately increased.(1) If, after the Closing

---------------------
     (1) For example only, (1) if the Company consummates a two for one stock split of its Common Stock, the Conversion Price or Preferred Equity Price, as the case may be, shall be reduced to fifty percent of the Conversion Price or Preferred Equity Price, as the case may be, theretofore in effect and (2) if the Company consummates a one for two reverse stock split of its Common Stock, the Conversion Price or Preferred Equity Price, as the case may be, shall be increased to two hundred percent of the Conversion Price or Preferred Equity Price, as the case may be, theretofore in effect.

Date, the Company at any time subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of Other Company Securities into a greater number of shares, the purchase price per share of the shares of such Other Company Securities shall be proportionately reduced and the number of shares of such class of Other Company Securities which the Holder of this Note would be entitled upon conversion shall be proportionately increased, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Other Company Securities into a into a smaller number of shares, the purchase price per share of the shares of such Other Company Securities shall be proportionately increased and the number of shares of such class of such Other Company Securities which the Holder of this Note would be entitled upon conversion shall be proportionately decreased.(2)

                  (f) Reorganization, Reclassification, Consolidation or Merger. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, which in each case is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, Conversion Preferred or Preferred Equity Securities (and, if applicable, Other Company Securities), as the case may be, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, unless the Notes (and all accrued and unpaid interest (including Pre-Issuance Interest) thereon) have been paid in full prior to, or will be paid in full prior to the closing of such Organic Change, the Company shall make lawful and adequate provision (in form and substance satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding) to insure that each of the Holders of the Notes shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) shares of Conversion Stock, Conversion Preferred or Preferred Equity Securities (and, if applicable, Other Company Securities), as the case may be, immediately theretofore acquirable and receivable upon the conversion of such Holder's Note, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Conversion Stock, Conversion Preferred or Preferred Equity Securities (and, if applicable, Other Company Securities), as the case may be, immediately theretofore acquirable and receivable upon conversion of such Holder's Note had such Organic Change not taken place. In any such case, appropriate provision (in form and substance satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding) shall be made with respect to such Holder's rights and interests to insure that the provisions of this Section 5 and Section 6 and Section 7 shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Notes (including, in the case of any such consolidation,

-----------------------
     (2) For example only, (1) if the Company consummates a two for one stock split of any of its Other Company Securities, the purchase price per share of the shares of such Other Company Securities which the Holder of this Note would be entitled upon conversion shall be reduced by fifty percent and the number of shares of such Other Company Securities which the Holder of this Note would be entitled upon conversion shall be increased by two hundred percent and (2) if the Company consummates a one for two reverse stock split of any of its Other Company Securities, the purchase price per share of the shares of such Other Company Securities which the Holder of this Note would be entitled upon conversion shall be increased by two hundred percent and the number of shares of such Other Company Securities which the Holder of this Note would be entitled upon conversion shall be reduced by fifty percent.

merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price or Preferred Equity Price, as the case may be, to the value for the Common Stock, Conversion Preferred or Preferred Equity Securities (and, if applicable, Other Company Securities), as the case may be, reflected by the terms of such consolidation, merger or sale and a corresponding immediate adjustment in the number of shares of Conversion Stock, Conversion Preferred or Preferred Equity Securities (and, if applicable, Other Company Securities), as the case may be, acquirable and receivable upon conversion of the Notes, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation, merger or sale or the entity purchasing such assets assumes by written instrument (in form reasonably satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding), the obligation to deliver to each such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire.

                  (g) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's board of directors shall make an appropriate adjustment in each of the Conversion Price and the Preferred Equity Price and/or the quantity of Other Company Securities issuable upon conversion of this Note so as to protect the rights of the Holders of the Notes; provided that no such adjustment shall increase the Conversion Price or Preferred Equity Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred issuable upon conversion of the Notes then outstanding.

                  (h) Notices.

                  (i) Immediately upon any adjustment of the Conversion Price or Preferred Equity Price, the Company shall send written notice thereof to the Holder of this Note, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (ii) The Company shall send written notice to the Holder of this Note at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Conversion Stock, any Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred, (B) with respect to any pro rata subscription offer to holders of Conversion Stock, any Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                  (iii) The Company shall also give at least twenty (20) days prior written notice of the date on which any Organic Change, dissolution or liquidation shall take place.

                  6. Liquidating Dividends. If the Company declares a dividend upon the Conversion Stock, any Preferred Equity Securities (and, if applicable, Other Company Securities) or the Conversion Preferred payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "Liquidating Dividend"), then the Company shall pay to the Holder of this Note at the time of payment thereof the Liquidating Dividend which would have been paid to the Holder of this Note on, at the option of the Holder of this Note, the Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred, as the case may be, had this Note been fully converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

                  7. Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Conversion Stock (the "Purchase Rights"), then the Holder of this Note shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Conversion Stock acquirable upon complete conversion of this Note immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the Conversion Stock are to be determined for the grant, issuance or sale of such Purchase Rights.

                  8. Covenants of the Company.

                  (a) In addition to any action otherwise required by the Articles of Incorporation or applicable Law, at any time that any Notes remain outstanding and the Underlying Common Stock constitutes at least ten (10) percent of the Company's outstanding Common Stock, the Company shall not take any of the following actions without the prior written authorization and approval of the holders of a majority of the Underlying Common Stock.

                           (i)      merge or consolidate with any Person, or
permit any of the VitalStream Subsidiaries to merge or consolidate with any Person (other than a Wholly-Owned Subsidiary), except, for so long as the Dolphin Director continues to be a member of the Board of Directors, for any merger or consolidation (A) in which the pro forma consolidated Average Monthly Cash Flow of the Person with whom the Company or any of the VitalStream Subsidiaries will merge or consolidate for the twelve (12) month period immediately following the execution of a definitive agreement relating to such merger or consolidation (as determined by the Board of Directors in its good faith judgment) is greater than $0.00 and (B) which constitutes either (i) an Authorized VitalStream Sale Transaction or (ii) an Authorized VitalStream Acquisition Transaction;

                           (ii)     sell, lease or otherwise dispose of, or
permit any of the VitalStream Subsidiaries to sell, lease or otherwise dispose of, in the aggregate, more than 17.5% of the consolidated assets of the Company and the VitalStream Subsidiaries (computed on the basis of the greater of (A) book value determined in accordance with GAAP consistently applied or (B) Fair Market Value, except for (i) any sale, lease or other disposition of assets in the Ordinary Course of Business, (ii) any sale, lease or other disposition of assets required by any Law or Legal Requirement in order to permit the Company or any VitalStream Subsidiary to consummate an acquisition (whether by a purchase of assets, purchase of stock, merger or otherwise) of any interest in a Person or such Person's business; provided, that, (Y) to the extent required, such acquisition has been approved by the holders of the Notes under this Section 8, (Z) at any time the Dolphin Director continues to be a member of the Board of Directors, such acquisition has been approved in writing, or by the vote at a duly-called meeting of the Board of Directors, by a majority of the members of the Board of Directors or
(iii) any sale of assets which constitutes an Authorized VitalStream Sale Transaction (for the avoidance of any doubt, the granting of a security interest to a secured lender by the Company or any VitalStream Subsidiary in its accounts receivable in connection with the establishment by the Company or any VitalStream Subsidiary of a secured credit facility shall not constitute a sale, lease or otherwise disposition of the assets of the Company or any VitalStream Subsidiary for purposes of this Section 8(a)(ii));

                           (iii)    liquidate, dissolve or effect a
recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes), except for any liquidation, dissolution, recapitalization or reorganization effectuated in connection with the consummation of (A) an Authorized VitalStream Sale Transaction or (B) an Authorized VitalStream Acquisition Transaction;

                           (iv)     create, incur, assume or suffer to exist
(including as a result of the consummation of an Authorized VitalStream Acquisition Transaction or Authorized VitalStream Sale Transaction in which VitalStream is not the surviving entity), or permit any of the VitalStream Subsidiaries to create, incur, assume or suffer to exist (including as a result of the consummation of an Authorized VitalStream Acquisition Transaction or Authorized VitalStream Sale Transaction in which such VitalStream Subsidiary is not the surviving entity), Indebtedness other than Indebtedness arising under the Notes, or to the extent classified as Indebtedness, any shares of Conversion Preferred or New Preferred, and except for (A) any Indebtedness incurred under capitalized leases entered into in the Ordinary Course of Business, (B) any Indebtedness of the surviving Person of an Authorized VitalStream Sale Transaction or Authorized VitalStream Acquisition Transaction if (i) the Indebtedness to Equity Ratio of such surviving Person is less than or equal to ..35, or (ii) the securities of such surviving Person are Listed Securities and have a public market capitalization of at least $1,000,000,000, or (C) any Indebtedness incurred under one or more commercial bank loans or other credit facilities with one or more commercial banking institutions in an aggregate amount not exceeding $1,500,000 (with Indebtedness outstanding under the Alliance Factoring and Security Agreements counting against such $1,500,000 limit) as determined on a consolidated basis; provided, that, with respect to any Indebtedness described in clause (C) above, the Indebtedness evidenced by the Notes ranks pari passu as to seniority with respect to any Lien granted in any assets of VitalStream or any VitalStream Subsidiary to secure such Indebtedness (other than with respect to any Lien granted in the accounts receivable of VitalStream or any VitalStream Subsidiary);

                           (v)      change the nature of the business or
operations of the Company or any VitalStream Subsidiaries or enter into or allow any VitalStream Subsidiaries to enter into the ownership, active management or operation of a line of business other than that line of business in which the Company and the VitalStream Subsidiaries engage as of the Closing Date; provided, that the Company may continue to employ new technologies and provide new services which become commonly employed or provided by, or in the good faith judgment of the management of the Company, are reasonably expected to become commonly employed or provided by, companies engaged in the Company's line of business or that of the VitalStream Subsidiaries;

                           (vi)     become subject to, or permit any VitalStream
Subsidiary to become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict (A) the right of any of the VitalStream Subsidiaries to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Company or any VitalStream Subsidiaries or (B) the Company's or any VitalStream Subsidiaries' right to perform the provisions of any of the Notes or the Transaction Agreements;

                           (vii)    except as required by the terms of the
Conversion Preferred or the New Preferred, directly or indirectly redeem, purchase or otherwise acquire, or permit any VitalStream Subsidiaries to redeem, purchase or otherwise acquire, any Equity Securities or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans; provided, that for so long as the Dolphin Director continues to be a member of the Board of Directors, the Company may, at any time or from time to time during any fiscal quarter, repurchase shares of Common Stock which are publicly traded and listed on any securities exchange or quoted in the NASDAQ System (or any successor to the NASDAQ System) or the over-the-counter market, for an aggregate purchase price of up to 35% of the consolidated Cash Flow of the Company and the VitalStream Subsidiaries (as determined from the books and records of the Company and the VitalStream Subsidiaries) for the prior fiscal quarter of the Company if (A) the Board of Directors has determined, in its good faith judgment, that such redemption is fair and in the best interest of all of the securityholders of the Company and (B) such redemption has been approved in writing, or by the vote at a duly-called meeting of the Board of Directors, by a majority of the members of the Board of Directors;

                           (viii)   directly or indirectly declare or pay any
dividends or make any distributions upon any Equity Securities other than the Conversion Preferred or New Preferred, except for dividends payable in shares of Common Stock issued upon the outstanding shares of Common Stock;

                           (ix)     make any amendment (whether by merger,
consolidation or otherwise) to the Articles of Incorporation of the Company or the Company's bylaws, or file any resolution of the Board of Directors with the Nevada Secretary of State containing any provisions, which would increase the number of authorized shares of the Common Stock;

                           (x)      make any amendment (whether by merger,
consolidation or otherwise) to the Articles of Incorporation of the Company or the Company's bylaws, or file any resolution of the Board of Directors with the Nevada Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or the relative preferences and priorities of the holders of the Conversion Preferred (for purposes of clarification, neither (A) the creation, designation or issuance of shares of Junior Preferred Stock, nor (B) effecting a reverse stock split of the Common Stock (whether or not the number of authorized shares of Common Stock is changed) would adversely affect or otherwise impact such rights, preferences or priorities);

                           (xi)     except as expressly contemplated by the
Exchange and Purchase Agreement, authorize, issue or enter into any agreement providing for the authorization or issuance (contingent or otherwise) of any Series A Preferred or Series B Preferred or other Equity Securities which are senior to or on a parity with the Series A Preferred or the Series B Preferred with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise (for purposes of clarification, the foregoing shall not prohibit the creation, designation or issuance of shares of Junior Preferred Stock); or

                           (xii)    permit any VitalStream Subsidiary to
authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any Equity Securities or Debt Securities.

         For purposes of this Section 8, at any time prior to the date on which the Dolphin Director is no longer entitled to be a member of the Board of Directors pursuant to the terms of the Investor Rights Agreement, if no individual is serving as a member of the Board of Directors in the capacity of the Dolphin Director, VitalStream shall have the right to deliver written notice (the "Dolphin Director Notice") to the Dolphin Holders (as defined in the Investor Rights Agreement) requesting that the Dolphin Holders designate an individual to be nominated as the Dolphin Director. If the Dolphin Holders do not submit a nominee to serve as the Dolphin Director in writing to VitalStream within ten (10) business days after receipt by the Dolphin Holders of the Dolphin Director Notice, then the Dolphin Director shall be deemed to be a member of the Board of Directors (regardless of whether an individual is actually serving in such capacity).

                  9. Definitions. For purposes of this Note, the following capitalized terms have the following meanings:

                  "Alliance Factoring and Security Agreements" means the two Factoring and Security Agreements dated June 30, 2003 among Alliance Bank, VitalStream and certain VitalStream Subsidiaries and the Memorandum of Interest in Trademark and Goodwill dated July 7, 2003 among Alliance Bank, VitalStream and certain VitalStream Subsidiaries, as amended, modified, restated, superseded or replaced from time to time.

                  "Asset Purchase Agreement" means that certain Amended and Restated Asset Purchase Agreement, dated as of January 15, 2003, by and among the Company, VitalStream Broadcasting Corp., Epoch Networks, Inc. and Epoch Hosting, Inc., as amended, modified, restated, superseded or replaced from time to time.

                  "Authorized VitalStream Acquisition Transaction" means a VitalStream Acquisition Transaction which (i) the Board of Directors has determined, in its good faith judgment, to be fair and in the best interest of all of the securityholders of VitalStream and (ii) has been approved in writing, or by the vote at a duly-called meeting of the Board of Directors, by a majority of the members of the Board of Directors.

                  "Authorized VitalStream Sale Transaction" means a VitalStream Sale Transaction in which either (i) the consideration to be paid consists solely of Cash Consideration, (ii) each of the following conditions have been satisfied: (a) the Board of Directors has determined, in its good faith judgment, to be fair and in the best interest of all of the securityholders of VitalStream, (b) has been approved in writing, or by the vote at a duly-called meeting of the Board of Directors, by a majority of the members of the Board of Directors, (c) after giving effect to such VitalStream Sale Transaction, the Net Worth of the acquiring or surviving Person of such VitalStream Sale Transaction immediately after the consummation of such VitalStream Sale Transaction is equal to or greater than the Net Worth of VitalStream immediately prior to the consummation of such VitalStream Sale Transaction, (d) after giving effect to such VitalStream Sale Transaction, the Indebtedness to Equity Ratio of the acquiring or surviving Person of such VitalStream Sale Transaction immediately after the consummation of such VitalStream Sale Transaction less than or equal to 0.35, and (e) after giving effect to such VitalStream Sale Transaction, the Current Ratio of the acquiring or surviving Person of such VitalStream Sale Transaction immediately after the consummation of such VitalStream Sale Transaction is equal to or greater than 1.6 or (iii) the acquiring Person in such VitalStream Sale Transaction shall, immediately prior to the consummation of such VitalStream Sale Transaction, (a) have securities listed on a major national or international stock exchange and (b) have a public market capitalization of at least $1,000,000,000.

                  "Average Monthly Cash Flow" means, with respect to any period of any Person, the sum of the Cash Flow of such Person for each month (and pro rata portion thereof) during such period divided by the number of months (and pro rata portion thereof) in such period.

                  "Board of Directors" means the board of directors of the Company.

                  "Cash" means cash and cash equivalents (including marketable securities and short term Investments).

                  "Cash Consideration" means cash and Marketable Securities.

                  "Cash Flow" means, with respect to any period of any Person,
(i) the sum of each of the following for such Person and all Subsidiaries of such Person on a consolidated basis for such period, to the extent applicable, without duplication, (a) net income or loss (excluding extraordinary or non-recurring items) after taxes and interest plus (b) depreciation expense minus (ii) the sum of each of the following for such Person and all Subsidiaries of such Person on a consolidated basis for such period, to the extent applicable, without duplication, (a) changes in net working capital (which change for purposes hereunder shall be a positive number for an increase in net working capital and a negative number for a decrease in net working capital) plus (b) changes in fixed assets (which change for purposes hereunder shall be a positive number for an increase in fixed assets and a negative number for a decrease in fixed assets) plus (c) the amount of payments and prepayments of principal on any Indebtedness for borrowed money or any Indebtedness evidenced by any Debt Security minus (iii) the amount of proceeds of any Debt Security issued in substitution for, or exchange of, Indebtedness for borrowed money, in each case as determined in accordance with GAAP applied on a consistent basis in accordance with such Person's past practice. For the avoidance of any doubt, the parties hereto hereby agree that the calculation of Cash Flow as described immediately above shall be done in accordance with the methodology set forth in Chapter 13 of the text Corporate Finance: A Valuation Approach by Simon Benninga and Oded Sarig.

                  "Certificate of Designation" has the meaning ascribed thereto in the Exchange and Purchase Agreement.

                  "Closing Date" has the meaning set forth in the Exchange and Purchase Agreement.

                  "Commitment Shares" means the shares of Common Stock issued as the "Commitment Fee" pursuant to the Initial Note Purchase Agreement and the Subsequent Note Purchase Agreement.

                  "Common Stock" means the common stock, par value $0.001 per share, and any capital stock of any class of the Company (other than any Preferred Equity Securities, the New Preferred or the Conversion Preferred) hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

                  "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Section 5(d) of this Note regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon exercise of the Notes.

                  "Conversion Preferred" means the 2003 Series B Preferred Stock, $0.001 par value, of the Company having the rights and preferences set forth in the Certificate of Designation.

                  "Conversion Stock" means shares of the Company's authorized but unissued Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Notes are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of this Note if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

                  "Convertible Securities" means any capital stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.

                  "Current Ratio" means, with respect to any Person as of any date, the ratio of (i) the aggregate amount of all current assets of such Person and all Subsidiaries of such Person as determined on a consolidated basis as of such date divided by (ii) the aggregate amount of all current Liabilities of such Person and all Subsidiaries of such Person as determined on a consolidated basis as of such date, in each case as determined in accordance with GAAP applied on a consistent basis in accordance with such Person's past practice.

                  "Debt Security" means any note, bond, debenture or other instrument or security evidencing Indebtedness.

                  "Dolphin" means Dolphin Fund I and Dolphin Fund II.

                  "Dolphin Communications" means Dolphin Communications Fund,
L.P.

                  "Dolphin Communications II" means Dolphin Communications Fund II, L.P.

                  Dolphin Director" has the meaning set forth in the Investor Rights Agreement.

                  "Dolphin Fund" means Dolphin Communications and Dolphin Parallel.

                  "Dolphin Fund II" means Dolphin Communications II and Dolphin Parallel II.

                  "Dolphin Parallel" means Dolphin Communications Parallel Fund, L.P.

                  "Dolphin Parallel II" means Dolphin Communications Parallel Fund II (Netherlands), L.P."

                  "EBITDA" means, with respect to any period of any Person, (a) the net income or loss (excluding extraordinary or non-recurring items) of such Person for such period plus (b) the sum of the amount of each of the following for such Person for such period to the extent deducted in the computation of such net income or loss: (i) interest expense, (ii) income tax expense, (iii) depreciation expense and (iv) amortization expense (each item referred to in clauses (a) and (b) above to be calculated in accordance with GAAP in accordance with such Person's past practice on a consistent basis, in each case on a consolidated basis).

                  "Equity Securities" means (a) any capital stock or other equity security, (b) any security directly or indirectly convertible into or exchangeable for any capital stock or other equity security or security containing any profit participation features, (c) any warrants, options or other rights directly or indirectly to subscribe for or to purchase any capital stock, other equity security or security containing any profit participation features or directly or indirectly to subscribe for or to purchase any security directly or indirectly convertible into or exchangeable for any capital stock, other equity security or security containing profit participation features, or (d) any stock appreciation rights, phantom stock rights or other similar rights.

                  "Fair Market Value" means the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well-informed about the asset and the market for the asset, as determined jointly by the Company and the holders of a majority of the Underlying Common Stock. If such parties are unable to reach agreement within a reasonable period of time, such "Fair Market Value" shall be determined by an independent appraiser experienced in valuing such type of asset jointly selected by the Company and the holders of a majority of the Underlying Common Stock. The determination of such appraiser shall be final and binding upon the parties and the Company shall pay the fees and expenses of such appraiser. Notwithstanding the foregoing, the "Fair Market Value" of any security listed on any securities exchange or quoted in the NASDAQ

System (including the proposed Bulletin Board Exchange) or the over-the-counter market shall be the "Market Price".

                  "Fully Diluted Outstanding Common Stock" means the sum of (a) 30,790,086 shares of Common Stock, (b) the aggregate number of shares of Common Stock issued by the Company after the Closing Date pursuant to Section 2(d) of the Asset Purchase Agreement, (c) the aggregate number of shares of Common Stock issued by the Company after the Closing Date pursuant to Section 1.4(b) and
Section 1.4(c)(iii) of the Merger Agreement; and (d) the number of Option
Shares.

                  "GAAP" means United States generally accepted accounting principles as in affect from time to time on a consistent basis.

                  "Governmental Entity" means individually, and "Governmental Entities" means collectively, the United States of America, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court.

                  "Guarantee" means any guarantee of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of such Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, to provide reimbursement, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is listed in the balance sheet of such Person, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the Ordinary Course of Business.

                  "Holders" means all the holders of the Notes.

                  "Indebtedness" means at a particular time, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other Debt Security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (d) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness Guaranteed in any manner by a Person (including, without limitation, guaranties in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases and (g) any indebtedness secured by a Lien on a Person's assets.

                  "Indebtedness to EBITDA Ratio" means, with respect to the Company as of any date, the quotient of (a) the aggregate amount of Indebtedness of the Company and the Company's Subsidiaries as determined (i) on a consolidated basis as of such date, (ii) in accordance with GAAP applied on a consistent basis in accordance with past practice and (iii) after giving effect to the payment of the aggregate Prepayment Price for the Notes outstanding as of such date divided by (b) the product of (i) the EBITDA of the Company and the Company's Subsidiaries as determined on a consolidated basis for the three-calendar-month period ending on the last day of the calendar month that is two months prior to the calendar month in which the Indebtedness to EBITDA Ratio is to be calculated multiplied by (ii) four.

                  "Indebtedness to Equity Ratio" means, with respect to any Person as of any date, the quotient of (i) the aggregate amount of Indebtedness of such Person and all Subsidiaries of such Person as determined on a consolidated basis as of such date divided by (ii) the aggregate amount of stockholders equity of such Person as of such date, in each case as determined in accordance with GAAP applied on a consistent basis in accordance with such Person's past practice.

                  "Initial Note Purchase Agreement" has the meaning set forth in the Exchange and Purchase Agreement.

                  "Investor Rights Agreement" means that certain Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and among VitalStream and the securityholders of VitalStream referred to therein, as amended, modified, restated, superseded or replaced from time to time.

                  "Junior Preferred Stock" means any share or series of preferred stock, $.001 par value per share, of the Company that ranks junior to the Series A Preferred or Series B Preferred with respect to dividends, redemptions or distributions upon liquidation or otherwise.

                  "Laws" means all constitutions, statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Governmental Entity.

                  "Legal Requirement" means any requirement arising under any action, Law, treaty, rule or regulation, determination or direction of an arbitrator or Governmental Entity.

                  "Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether assert or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability or obligation for taxes.

                  "Lien" means any mortgage, pledge, restriction, security interest, encumbrance, option, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any VitalStream Subsidiaries, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any VitalStream Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

                  "Listed Security" shall mean an Equity Security that is "listed," as such term is defined in Rule 10A-3(e)(9) promulgated under the Security Exchange Act of 1934, as amended, but shall not include any Equity Security that is solely quoted on the OTC Bulletin Board (or any successor thereto) or listed on the "pink sheets" (or any similar listing mechanism).

                  "Market Price" of any security means (a) if such security is listed on an exchange, the average closing price of such security on the principal exchange on which such security is listed, or, if there has been no sale on any such exchange on any day, the average closing price of such security on the principal exchange on the most recent day on which sales of such security have taken place on such exchange or (b) if such security is not listed on an exchange but is quoted through the NASDAQ System, or on the domestic over-the-counter market as reported by the National Quotation Bureau, the average of the closing sales prices as reported by the NASDAQ System or the National Quotation Bureau, as applicable, over a period of 5 days consisting of the day as of which "Market Price" is being determined and the 4 consecutive business days prior to such day on which trades were reported in such security. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Company and the holders of a majority of the Underlying Common Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the holders of a majority of the Underlying Common Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

                  "Marketable Securities" means securities (i) issued by an issuer with a public float equal to or greater than $500,000,000; (ii) that are of a class of securities listed on a major national or international stock exchange or the Nasdaq National Market (or any successor to the Nasdaq National Market); (iii) that constitute, in the aggregate, not more than 3.0% of the outstanding securities of such class; (iv) that are or were issued to the Purchasers in a transaction registered under the Securities Act, or the resale of which by such Purchasers is registered under the Securities Act, and are otherwise freely tradable by such Purchasers without restriction under applicable federal and state securities Laws; and (v) for which the product of
(a) the weekly trading volume for such securities for the five (5) business days ending immediately prior to the date of consummation of an Authorized VitalStream Sale Transaction for which such securities are to be issued, multiplied by, (b) four (4), is greater than the aggregate number of shares of securities issued by such issuer as consideration for the Authorized VitalStream Sale Transaction for which such securities are being issued.

                  "Merger Agreement" means that certain Merger Agreement, dated as of February 13, 2002, among the Company, VitalStream, Inc., and VitalStream Operating Corporation.

                  "Net Worth" means, with respect to any Person as of any date, the difference of (i) the aggregate amount of all assets of such Person and all Subsidiaries of such Person on a consolidated basis as of such date minus (ii) the aggregate amount of all Liabilities of such Person and all Subsidiaries of such Person on a consolidated basis as of such date, in each case as determined in accordance with GAAP applied on a consistent basis in accordance with such Person's past practice.

                  "New Preferred" means the 2003 Series A Preferred Stock, $0.001 par value, of the Company having the rights and preferences set forth in the Certificate of Designation.

                  "Notes" means this Amended and Restated Promissory Note together with (a) any other "Amended and Restated Notes" issued pursuant to the Exchange and Purchase Agreement and (b) any notes issued upon the exchange or transfer or in replacement or substitution of all or any portion of the outstanding principal amount of such Notes.

                  "Officer's Certificate" means a certificate signed by the Company's president or its chief financial officer, stating that (a) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (b) to such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

                  "Options" means any rights or options directly or indirectly to subscribe for or purchase Common Stock or Convertible Securities.

                  "Option Shares" means the aggregate number of shares of capital stock issued by the Company pursuant to (a) that certain Option Agreement, dated as of May 10, 2002, by and between the Company and Steve Smith, as amended, modified, restated, superseded or replaced from time to time, (b) that certain Option Agreement, dated as of May 10, 2002, by and between the Company and David R. Williams, as amended, modified, restated, superseded or replaced from time to time, (c) that certain Option Agreement, dated as of November 1, 2001, by and between the Company and Kevin Herzog, as amended, modified, restated, superseded or replaced from time to time, (d) that certain Option Agreement, dated as of November 1, 2001, by and between the Company and David R. Williams, as amended, modified, restated, superseded or replaced from time to time, and (e) that certain Option Agreement, dated as of November 1, 2001, by and between the Company and Steve Smith, as amended, modified, restated, superseded or replaced from time to time.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other similar entity or organization or a governmental entity or any department, agency or political subdivision thereof.

                  "Preferred Equity Price" means, with respect to any Preferred Equity Security as of any date, the lowest net price per share at which any such share of Preferred Equity Security has been issued or sold (or deemed to have been issued or sold) on or prior to such date.

                  "Preferred Equity Securities" means any Equity Security of the Company (other than the Conversion Preferred or New Preferred) that ranks senior to the Common Stock as to dividends or the distribution of assets upon any liquidation, dissolution or winding up of the Company, or any Debt Security that is issued with any Equity Security.

                  "Prepayment Current Ratio" means, with respect to the Company as of any date, the ratio of (i) the aggregate amount of all current assets of the Company and all Subsidiaries of the Company as determined on a consolidated basis as of such date divided by
(ii) the aggregate amount of all current Liabilities of the Company and all Subsidiaries of the Company as determined on a consolidated basis as of such date, in each case as determined in accordance with GAAP applied on a consistent basis in accordance with the Company's past practice and after giving effect to the payment of the aggregate Prepayment Price for the Notes outstanding as of such date.

                  "Prepayment Price" means, (a) with respect to any Note to be prepaid on or before third anniversary of the Closing Date the product of (i) the outstanding principal amount of such Note plus all accrued and unpaid interest (including Pre-Issuance Interest) on the principal amount of such Note through and including the Prepayment Date multiplied by (ii) 1.1, and (b) with respect to any Note to be prepaid after the third anniversary of the Closing Date the outstanding principal amount of such Note plus all accrued and unpaid interest (including Pre-Issuance Interest) on the principal amount of such Note through and including the Prepayment Date.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Subsequent Note Purchase Agreement" has the meaning set forth in the Exchange and Purchase Agreement.

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

                  "Transaction Agreements" means the Notes, the Guaranty, the Certificate of Designation, the Warrants, the Exchange and Purchase Agreement, the Investor Rights Agreement, the Registration Agreement (as defined in the Exchange and Purchase Agreement), the Security Agreement (as defined in the Exchange and Purchase Agreement) and all other agreements and instruments delivered pursuant to any of the foregoing.

                  "Unconverted Interest" means, with respect to any conversion pursuant to Section 5 of this Note, all accrued and unpaid interest (including Pre-Issuance Interest) on the principal amount of this Note converted together with all accrued but unpaid interest (including Pre-Issuance Interest) on such accrued but unpaid interest.

                  "Underlying Common Stock" means (i) the Common Stock issued or issuable pursuant to the Asset Purchase Agreement, (ii) the Commitment Shares
(iii) the Common Stock issued or issuable, directly or indirectly, upon conversion of the Notes, (iv) the Common Stock issued or issuable, directly or indirectly, upon conversion of the Series B Preferred, (v) the Common Stock issued or issuable, directly or indirectly, upon conversion of the Series A Preferred initially issued to Dolphin, (vi) the Common Stock issued or issuable upon exercise of the Warrants (assuming the exercise of each such Warrant pursuant to Section 1B(i)(d)(3) of such Warrant) initially issued to Dolphin and
(vii) any Common Stock issued or issuable with respect to the securities referred to in clauses (i) through (vi) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Note, (a) any Person who holds Notes shall be deemed to be the holder of the Underlying Common Stock issuable, directly or indirectly, upon conversion of such Notes regardless of any restriction or limitation on the conversion of such Notes, (b) any Person who holds Series B Preferred shall be deemed to be the holder of the Underlying Common Stock issuable upon conversion of such Series B Preferred regardless of any restriction or limitation on the exercise of such Series B Preferred, (c) any Person who holds Series A Preferred shall be deemed to be the holder of the Underlying Common Stock issuable upon conversion of such Series A Preferred regardless of any restriction or limitation on the exercise of such Series A Preferred, and (d) any Person who holds Warrants shall be deemed to be the holder of the Underlying Common Stock issuable upon exercise of such Warrants regardless of any restriction or limitation on the exercise of such Warrants, and with respect to clauses (a) through (d) above, such Underlying Common Stock shall be deemed to be in existence and such Person shall be entitled to exercise the rights of a holder of such Underlying Common Stock hereunder. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (1) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (2) distributed to the public through a broker, dealer or market maker or (3) repurchased by VitalStream or any VitalStream Subsidiary.

                  "VitalStream Acquisition Transaction" means (i) the acquisition by the Company or any VitalStream Subsidiary of a Person who is not an Affiliate of the Company or a substantial portion of the business of such Person by means of any transaction or series of related transactions, including
(a) any merger, consolidation or other similar transaction, involving the Company or any VitalStream Subsidiary and such Person (and its Affiliates) that, if consummated, would result in the securityholders of the Company immediately prior to the consummation of such merger, consolidation or other similar transaction, directly or indirectly, owning more than 50% of the voting power of the outstanding Equity Securities and Debt Securities of the surviving Person of such merger, consolidation or other similar transaction, (b) the acquisition by the Company or any VitalStream Subsidiary of Equity Securities or Debt Securities of such Person or (c) the acquisition by the Company or any VitalStream Subsidiary of the assets of such Person and (ii) the Company or any VitalStream Subsidiary entering into a joint venture with a Person who is not an Affiliate of the Company.

                  "VitalStream Sale Transaction" means the acquisition of the Company or any VitalStream Subsidiary or a substantial portion of the business of the Company or any VitalStream Subsidiary by a Person who is not an Affiliate of the Company by means of any transaction or series of related transactions, including (i) any merger, consolidation or other similar transaction, involving the Company or any VitalStream Subsidiary and such Person (and its Affiliates) that, if consummated, would result in the securityholders of the Company immediately prior to the consummation of such merger, consolidation or other similar transaction, directly or indirectly, owning less than 50% of the voting power of the outstanding Equity Securities and Debt Securities of the surviving Person of such merger, consolidation or other similar transaction, (ii) the issuance of Equity Securities or Debt Securities by the Company or any VitalStream Subsidiary to such Person (and its Affiliates) or the acquisition by such Person (and its Affiliates) of Equity Securities or Debt Securities of the Company or any VitalStream Subsidiary representing more than 50% of the voting power of the outstanding Equity Securities and Debt Securities of the Company or such VitalStream Subsidiary, (iii) any tender or exchange offer that, if consummated, would result in such Person and its Affiliates owning Equity Securities or Debt Securities of the Company or any VitalStream Subsidiary representing more than 50% of the voting power of the outstanding Equity Securities or Debt Securities of the Company or such VitalStream Subsidiary or (iv) the sale of all or substantially all of the assets of the Company or any VitalStream Subsidiary.

                  "VitalStream Subsidiaries" shall mean the Subsidiaries of VitalStream.

                  "Warrants" means those certain Common Stock Purchase Warrants of VitalStream issued pursuant to the Exchange and Purchase Agreement, including the Additional Warrants (as defined in the Exchange and Purchase Agreement) and the Amended and Restated Warrants (as defined in the Exchange and Purchase Agreement).

                  "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

                  10. Registered Holder; Ownership. As used in this Note, references to a "Holder" of a Note shall mean the registered Holder of such Note as set forth in the Company's records. The Holder of this Note is the Holder of such Note with respect to the principal and interest in respect of such Note.

                  11. Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender of this Note by the Holder at the principal office of the Company, for one or more new Notes of like tenor representing in the aggregate the rights hereunder, and each such new Note will represent such portion of such rights as is designated by the Holder of this Note at the time of such surrender.

                  12. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder executed under penalty of perjury being satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of this Note, the Company will execute and deliver in lieu of this Note a new Note of like kind representing the rights represented by such lost, stolen, destroyed or mutilated Note and dated the date of such lost, stolen, destroyed or mutilated Note.

                  13. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

                  14. Payments. All cash payments to be made to the Holder of this Note shall be made in the lawful money of the United States of America in immediately available funds.

                  15. Place of Payment. Payments of principal and interest shall be delivered to Holder, or its registered assigns, at the address of the Holder set forth in the Company's records or to such other address or to the attention of such other Person as specified by prior written notice delivered by the Holder to the Company.

                  16. Descriptive Headings; Interpretation. Section headings used in this Note are for convenience only and are not to affect the construction of, or to be taken into consideration in interpreting, this Note. The use of the word "including" or any variation or derivative thereof in this
Note is by way of example rather than by limitation.

                  17. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service (charges prepaid), one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Any notice, demand or other communication hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient. Such notices, demands and other communications shall be sent to (i) the Holder of this Note at the address of the Holder set forth in the Company's records and (ii) the Company at the address indicated below:

                           One Jenner, Suite 100
                           Irvine, California 92618
                           Facsimile: (949) 453-8686
                           Attention: Chief Operating Officer

                           and

                           One Jenner, Suite 100
                           Irvine, California 92618
                           Facsimile: (949) 453-8686
                           Attention: General Counsel

                           with copies (which shall not constitute notice to the Company) to:

                           Stoel Rives LLP
                           201 South Main Street, Suite 1100
                           Salt Lake City, Utah 84111
                           Facsimile: (801) 578-6999
                           Attention: Bryan T. Allen, Esq.

or to such other address, to the attention of such other Person and/or with such other copy or copies as the recipient party has specified by prior written notice to the sending party.

                  18. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of New York or the State of California, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

                  19. Usury Laws. It is the intention of the Company and the Holder of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Holder of this Note resulting from an Event of Default, voluntary prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder of this Note either be rebated to the Company or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Company.

                  20. Time of Essence. Time is of the essence for the performance by the Company of the obligations set forth in this Note.

                  21. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of a majority of the outstanding principal amount of the Notes; provided that no such action shall change (a) the principal amount outstanding or the rate at which or the manner in which interest accrues on this Note or the times at which such interest becomes payable or (b) the Conversion Price, the Preferred Equity Price or the number of shares or the class of stock into which this Note is convertible, without the written consent of the Holder of this Note.

                  22. GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS NOTE, EVEN THOUGH UNDER THAT JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

                  23. JURISDICTION AND VENUE. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY WITH RESPECT TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN NEW YORK CITY, NEW YORK OR LOS ANGELES, CALIFORNIA. BY EXECUTING AND DELIVERING THIS NOTE, THE COMPANY, ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE. THE COMPANY HEREBY WAIVES ANY CLAIM THAT NEW YORK CITY, NEW YORK OR LOS ANGELES, CALIFORNIA IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

                  24. WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY in any litigation in any court with respect to, in connection with, or arising out of this Note or the validity, protection, interpretation, collection or enforcement of this Note; AND THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO INTERPOSE ANY SETOFF OR COUNTERCLAIM OR CROSS-CLAIM in connection with any such litigation, irrespective of the nature of such setoff, counterclaim or cross-claim except to the extent that the failure so to assert any such setoff, counterclaim or cross-claim would permanently preclude the prosecution of or recovery upon same. THE COMPANY AGREES THAT THIS SECTION 24 IS A SPECIFIC AND

MATERIAL ASPECT OF THIS NOTE AND ACKNOWLEDGES THAT THE HOLDER OF THIS NOTE WOULD NOT HAVE EXTENDED TO THE COMPANY THE LOANS IN RESPECT OF WHICH THIS NOTE WAS ISSUED AND SOLD HEREUNDER IF THIS SECTION 24 WERE NOT PART OF THIS NOTE.

                                    * * * * *

         IN WITNESS WHEREOF, the Company has executed and delivered this Amended and Restated Note as of the date first above written.

                                          VITALSTREAM HOLDINGS, INC.

                                          By:  _________________________________
                                               Name:
                                               Title:

[Corporate Seal]

Attest:

________________________________
Name:
Title: